Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Partners, Inc. and Voya Intermediate Bond Portfolio

We consent to the use of our report dated February 24, 2015, with respect to the financial statements of Voya Aggregate Bond Portfolio, a series of Voya Partners, Inc., incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 24, 2015, with respect to the financial statements of Voya Intermediate Bond Portfolio, incorporated herein by reference, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG

Boston, Massachusetts

April 10, 2015